Exhibit 99.1

July 1, 2010

RESIGNATION ACKNOWLEDGMENT LETTER

Dear Tao Long:

This letter is to acknowledge that you provided to AsiaInfo Holdings, Inc. (the “Company”) verbal notice of your resignation as a director of the Company, effective upon the closing under that certain Business Combination Agreement, dated December 4, 2009, by and among the Company, Linkage Technologies International Holdings Limited, and certain other parties thereto.

On behalf of the board of directors and the Company, I would like to thank you for your many years of service.

Yours faithfully,

/s/ James Ding
James Ding
Chairman of the Board